October 21, 2009	For more information contact
Stephen P. Wilson, Chairman and CEO
TO ALL MEDIA:	Steve P. Foster, President
FOR IMMEDIATE RELEASE	Robert Haines, CFO
at (800) 344-BANK

RE:

LCNB Corp. Redeems All Preferred Stock Issued under the U.S. Treasury’s

Capital Purchase Program

Lebanon, Ohio – (OTCCB: LCNB) LCNB Corp. is pleased to announce today that it has redeemed all 13,400 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the U.S. Department of the Treasury on January 9, 2009 in connection with the Treasury Department’s Capital Purchase Program (CPP).  Under the CPP, the Treasury Department also received a warrant to purchase 217,063 shares of the Company’s common stock with an exercise price of $9.26 per share.

LCNB Corp. paid approximately $13.5 million to the Treasury Department to redeem the Preferred Stock, which includes the original investment amount of $13.4 million plus accrued and unpaid dividends of approximately $123,000. LCNB Corp. received unconditional approvals from their respective regulators and from the Treasury Department to redeem the Preferred Stock.

In a joint statement, Stephen P. Wilson, Chairman and CEO, and Steve P. Foster, President, of LCNB Corp. stated, “We were proud to be among the strong banks approved by the U.S. Treasury to be a part of this program. The CPP was established to stabilize the credit markets and restore confidence in the U.S. financial markets. From the $13.4 million investment, LCNB National Bank approved over $65 million in loans within the communities we serve.” They continued, “And, as a result of our positive lending activity during this difficult economic time, we continued to grow our deposits by $60 million.”

As a result of the redemption, LCNB Corp. expects to record a reduction in undivided profits of approximately $463,000 in the fourth quarter of 2009 associated with accelerated discount accretion related to the difference between the amount at which the Preferred Stock sale was initially recorded and its redemption price. The Preferred Stock dividend and the acceleration of the accretion will reduce the fourth quarter’s net income available to common shareholders and earnings per common share.

LCNB Corp. comfortably exceeded all regulatory requirements to be classified as “well capitalized” before accepting the CPP investment and will continue to exceed the regulatory requirements after the redemption.

LCNB Corp. does not intend to negotiate the repurchase of the Warrant issued to the Treasury Department as part of the CPP.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Clinton, Clermont, Hamilton, and Montgomery Counties, Ohio, and Dakin Insurance Agency, Inc. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the Internet at www.LCNB.com and www.dakin-ins.com.